Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Baldor Electric Company

We consent to incorporation by reference in this Registration Statement on Form S-8 of Baldor Electric Company of our report dated June 25, 2007, with respect to the audited financial statements of the Baldor Electric Company Employees’ Profit Sharing and Savings Plan, as of and for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006, Annual Report on Form 11-K of the Baldor Electric Company Employees’ Profit Sharing and Savings Plan.

/s/ BKD, LLP

Fort Smith, Arkansas

March 12, 2008